Exhibit 99.1

JAMBA INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS DECEMBER 30, 2014
(Dollars in thousands, except share and per share amounts)

	Reported December 30, 2014	Pro Forma Adjustments		Pro Forma December 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$17,750	$4,259	(a)	$22,009
Receivables, net of allowances of $280 and $291	16,977	-		16,977
Inventories	2,300	(131)	(b)	2,169
Prepaid and refundable income taxes	474	-		466
Prepaid rent	504	-		504
Assets held for sale	11,221	-		11,221
Prepaid expenses and other current assets	8,105	(95)	(b)	8,010
Total current assets	57,331	4,033		61,349
Property, fixtures and equipment, net	29,575	(3,256)	(c)	26,319
Goodwill	982	(18)	(c)	964
Trademarks and other intangible assets, net	2,360	-		2,360
Other long-term assets	2,241	-		2,241
Total assets	$92,489	$759		$93,233

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,926	$-		$3,926
Accrued compensation and benefits	6,325	-		6,325
Workers' compensation and health insurance reserves	1,311	-		1,311
Accrued jambacard liability	38,184	-		38,184
Other current liabilities	16,454	-		16,454
Total current liabilities	66,200	-		66,200
Deferred revenue and other long-term liabilities	9,544	-		9,544
Total liabilities	75,744	-		75,744

Stockholders' equity:
Common stock, $.001 par value, 30,000,000 shares authorized; 16,567,803 and 17,154,655 shares issued and outstanding, respectively	$17	$-		$17
Additional paid-in-capital	396,629	-		396,629
Treasury Shares at cost	(11,991)	-		(11,991)
Accumulated deficit	(368,041)	875	(e)	(367,166)
Total equity attributable to Jamba, Inc.	$16,614	$875		$17,489
Noncontrolling interest	131	(131)	(d)	-
Total stockholders' equity	16,745	744		17,489
Total liabilities and stockholders' equity	$92,489	$744		$93,233

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

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JAMBA INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS DECEMBER 30, 2014
(Dollars in thousands, except share and per share amounts)

	Reported Year ended December 30, 2014	Pro Forma Adjustments		Pro Forma Year ended December 30, 2014
Revenue:
Company Stores	$198,737	16,114	A	$182,623
Franchise and other revenue	19,311	-		19,311
Total revenue	218,048	16,114		201,934
Costs and operating expenses (income):
Cost of sales	52,236	4,052	B	48,184
Labor	61,749	4,972	B	56,777
Occupancy	27,630	2,005	B	25,625
Store operating	33,089	2,319	B	30,770
Depreciation and amortization	10,084	650	B	9,434
General and administrative	37,278	-	B	37,278
Other operating, net	(718)	-		(718)
Total costs and operating expenses	221,348	13,998		207,350
(Loss) income from operations	(3,300)	2,116		(5,416)
Other income (expense):
Interest income	74	-		74
Interest expense	(195)	-		(195)
Total other expense, net	(121)	-		(121)
(Loss) income before income taxes	(3,421)	2,116		(5,537)
Income tax (expense) benefit	(168)	-		(168)
Net (Loss) income	$(3,589)	$2,116		$(5,705)
Less: Net income attributable to noncontrolling interest	43	43	C	-
Net (Loss) income attributable to common stockholders	$(3,632)	$2,073		$(5,705)

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

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Jamba Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

1.	Basis of Presentation

On April 28, 2015, Jamba completed the refranchising of a group of stores under its ongoing refranchising program, for consideration of $4.9 million. The effect of the refranchising is reflected in the unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated financial statements were prepared in accordance with GAAP and pursuant to U.S. Securities and Exchange Commission Regulation S-X Article 11, and present the pro forma financial position and results of operations of the combined companies based upon the historical information after giving effect to the disposal and adjustments described in the Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements. The unaudited pro forma condensed consolidated balance sheet is presented as if the disposal had occurred on December 30, 2014, and the unaudited pro forma condensed consolidated statement of operations for the year ended December 30, 2014 is presented as if the disposal had occurred on January 1, 2014.

The unaudited pro forma condensed consolidated financial information is presented for informational purposes only and is not indicative of the Company's financial results or financial position as if the transactions reflected herein had occurred, or been in effect during the pro forma periods. This unaudited pro forma condensed consolidated financial information should not be viewed as indicative of the Company's expected financial results for future periods.

2.	Adjustments to Unaudited Pro Forma Condensed Consolidated Balance Sheet

Adjustments in the column titled "Pro Forma Adjustments" represent the following:

(a) - Represents the pro forma adjustment for the proceeds received, net of costs to sell, offset by store-related cash balances at the end of the year (in thousands):

Amount
Proceeds received	$4,850
Cost to sell	(565)
Store-related assets	(26)
$4,259

(b) - Represents the pro forma adjustment for the store-related current assets that will no longer be on Jamba's balance sheet as a result of the disposal of the stores to the franchise partners.

(c) - Represents the pro forma adjustment for the estimated net book value of the capital assets and goodwill purchased by the franchise partners from Jamba.

(d) - Represents the pro forma adjustment to eliminate the 12% noncontrolling interest in Jamba Juice Southern California ("JJSC"), since the owner of the noncontrolling interest is acquiring the remaining interest in the JJSC stores.

(e) - Represents the pro forma adjustment for net gain on disposal of fixed assets, partially offset by the cost to sell the stores sold to the franchise partners and the assets that will no longer exist after the disposal of the stores as follows (in thousands):

Amount
Proceeds received	$4,850
Less: Cost to sell	(565)
Property, fixtures and equipment	(3,256)
Goodwill & current assets	(270)
Noncontrolling interest	131
$890

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3.	Adjustments to Unaudited Pro Forma Condensed Consolidated Statement of Operations

A - Reflects the pro forma adjustment for the full year of revenue from the stores sold to franchise partners.

B - Reflects the pro forma adjustment for the expenses related to the stores sold to franchise partners.

C - Reflects the pro forma adjustment to eliminate the 12% noncontrolling interest in JJSC, since the owner of the noncontrolling interest is acquiring the remaining interest on the JJSC stores.

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